Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2023
FREMONT, Calif., April 25, 2023 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the first quarter of 2023, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $726.0 million in the first quarter of 2023, along with 45.7% for non-GAAP gross margin. We shipped 4,830,589 microinverters, or approximately 1,957.2 megawatts DC, and 102.4 megawatt hours of Enphase® IQ™ Batteries.
Financial highlights for the first quarter of 2023 are listed below:
•Quarterly revenue of $726.0 million
•GAAP gross margin of 45.0%; non-GAAP gross margin of 45.7%
•GAAP operating income of $167.7 million; non-GAAP operating income of $233.6 million
•GAAP net income of $146.9 million; non-GAAP net income of $192.3 million
•GAAP diluted earnings per share of $1.02; non-GAAP diluted earnings per share of $1.37
•Free cash flow of $223.8 million; ending cash, cash equivalents, and marketable securities of $1.78 billion
Our revenue and earnings for the first quarter of 2023 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q1 2023	Q4 2022	Q1 2022	Q1 2023	Q4 2022	Q1 2022
Revenue	$726,016	$724,652	$441,292	$726,016	$724,652	$441,292
Gross margin	45.0%	42.9%	40.1%	45.7%	43.8%	41.0%
Operating expenses	$158,708	$153,741	$115,149	$98,375	$87,718	$66,250
Operating income	$167,663	$156,960	$61,824	$233,562	$229,389	$114,529
Net income	$146,873	$153,753	$51,821	$192,319	$212,389	$109,670
Basic EPS	$1.07	$1.13	$0.39	$1.41	$1.56	$0.82
Diluted EPS	$1.02	$1.06	$0.37	$1.37	$1.51	$0.79
Total revenue for the first quarter of 2023 was $726.0 million, compared to $724.7 million in the fourth quarter of 2022. Our revenue in the United States for the first quarter of 2023 decreased approximately 9% due to seasonality and macroeconomic conditions, while our revenue in Europe increased approximately 25%, compared to the fourth quarter of 2022. Our non-GAAP gross margin was 45.7% in the first quarter of 2023, compared to 43.8% in the fourth quarter of 2022, driven by increased IQ8™ product mix and improved logistics.
Our non-GAAP operating expenses were $98.4 million in the first quarter of 2023, compared to $87.7 million in the fourth quarter of 2022, primarily due to investment in international growth and R&D. Our non-GAAP operating income was $233.6 million in the first quarter of 2023, compared to $229.4 million in the fourth quarter of 2022.
We exited the first quarter of 2023 with $1.78 billion in cash, cash equivalents, and marketable securities and generated $246.2 million in cash flow from operations in the first quarter of 2023. Our capital expenditures were $22.5 million in the first quarter of 2023, compared to $16.4 million in the fourth quarter of 2022. The increase was primarily due to investment in R&D equipment and U.S. manufacturing.
IQ8 Microinverters constituted approximately 65% of all our microinverter shipments during the first quarter of 2023. We recently started shipping IQ8 Microinverters, with peak output AC power of 384W, into France, the Netherlands, Spain, and Portugal to support newer high-powered solar panels.

Our IQ Battery shipments were 102.4 megawatt hours in the first quarter of 2023, compared to 122.1 megawatt hours in the fourth quarter of 2022. In addition to North America, Germany, and Belgium, we recently started shipping to customers in the Netherlands, France, Austria, and Switzerland. We expect to introduce IQ Batteries into more countries later in the year. Approximately 2,900 installers worldwide are certified to install our IQ Batteries.
We began shipments of Enphase microinverters from our contract manufacturer Flex in Timisoara, Romania in the first quarter of 2023. With the Flex factory in Romania, we have increased our global capacity to approximately six million microinverters per quarter, enabling us to improve delivery times to our customers in Europe, while addressing the region’s rapid growth and demand for residential solar. In addition, starting in the second quarter of 2023, we are adding manufacturing capacity in the United States due to the global demand for our products as well as the incentives related to the Inflation Reduction Act (IRA), which will bring our total global quarterly capacity to more than 10.0 million microinverters as we exit 2023.
We continued to strengthen our digital platform and improve the customer experience. We added new features to our Solargraf℠ software for installers during the first quarter of 2023, including basic NEM 3.0 functionality for California. In the second quarter of 2023, we plan to release the full NEM 3.0 functionality, 3D and shading features, and introduce the software in additional countries.
BUSINESS HIGHLIGHTS
On April 24, 2023, Enphase Energy recently announced the launch of new IQ8 microinverters for high-powered solar panels in Spain and Portugal. The new IQ8 Microinverters are designed to maximize energy production and can manage a continuous DC current of 14 amperes.
On April 19, 2023, Enphase Energy released its 2022 Environmental, Social, and Governance (ESG) Report, which provides an update on Enphase ESG policies, initiatives and performance.
On April 3, 2023, Enphase Energy announced it started shipping IQ Batteries to customers in France, the Netherlands, and Switzerland, further expanding the product’s availability in the European market.
On March 29, 2023, Enphase Energy recently announced the launch of new IQ8 microinverters for high-powered solar panels in France and the Netherlands.
On Feb. 21, 2023, Enphase Energy announced it started shipping IQ Batteries to customers in Austria, as it continues to expand the product’s availability in the European market.
On Jan. 26, 2023, Enphase Energy announced a partnership with Enerix, Germany’s leading network of specialist companies for decentralized energy systems, to expand Enphase product offerings to Enerix’s network of more than 100 franchise partners across Germany and Austria.
Enphase Energy recently announced that installers in Michigan, Virginia, Utah, Illinois, Pennsylvania, and Maryland have seen growing deployments of Enphase Energy Systems powered by IQ8 Microinverters.
SECOND QUARTER 2023 FINANCIAL OUTLOOK
For the second quarter of 2023, Enphase Energy estimates both GAAP and non-GAAP financial results as follows, excluding any benefit from the IRA:
•Revenue to be within a range of $700.0 million to $750.0 million, which includes shipments of 80 to 100 megawatt hours of Enphase IQ Batteries
•GAAP gross margin to be within a range of 41.0% to 44.0%
•Non-GAAP gross margin to be within a range of 42.0% to 45.0%, excluding stock-based compensation expense and acquisition related amortization
•GAAP operating expenses to be within a range of $155.0 million to $159.0 million
•Non-GAAP operating expenses to be within a range of $98.0 million to $102.0 million, excluding $57.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization, and restructuring charges for site consolidation

•GAAP and non-GAAP annualized effective tax rate is expected to be within a range of 21.0% to 23.0%
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment related charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.

Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to report the non-GAAP tax amount based on cash tax expense and reserves for periods prior to 2023. Effective January 1, 2023, Enphase Energy updated its methodology of computing the non-GAAP income tax adjustment from reporting cash tax expense and reserves to the projected non-GAAP annualized effective tax rate as Enphase Energy utilized most of its net operating loss and tax credit carryforwards in the year ended December 31, 2022 and became a significant cash taxpayer in the United States. Going forward, Enphase Energy will exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2023 results and second quarter 2023 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 8911929, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its second quarter of 2023 financial outlook, gross margin, operating expenses, and annualized effective tax rate; its expectations on the timing of the introduction of IQ Batteries into even more European countries later in the year; its ability to add additional manufacturing capability in the United States and to begin shipping from new manufacturing facilities in the United States in 2023; its expectations to release new software features related to NEM 3.0 functionality in the second quarter of 2023; the capabilities, advantages, features, and performance of its technology and products; the anticipated demand for and availability of its products and services; and growth in deployments of Enphase Energy Systems. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 63 million microinverters, and approximately 3.3 million Enphase-based systems have been deployed in more than 145 countries. For more information, visit www.enphase.com.
© 2023 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, IQ Batteries, Solargraf, and certain other names and marks are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Karen Sagot
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net revenues	$726,016	$724,652	$441,292
Cost of revenues	399,645	413,951	264,319
Gross profit	326,371	310,701	176,973
Operating expenses:
Research and development	57,129	49,683	35,719
Sales and marketing	64,621	64,913	41,344
General and administrative	36,265	37,355	38,086
Restructuring charges	693	1,790	—
Total operating expenses	158,708	153,741	115,149
Income from operations	167,663	156,960	61,824
Other income (expense), net
Interest income	13,040	8,720	460
Interest expense	(2,156)	(2,279)	(2,736)
Other income (expense), net	426	4,777	(2,141)
Total other income (expense), net	11,310	11,218	(4,417)
Income before income taxes	178,973	168,178	57,407
Income tax provision	(32,100)	(14,425)	(5,586)
Net income	$146,873	$153,753	$51,821
Net income per share:
Basic	$1.07	$1.13	$0.39
Diluted	$1.02	$1.06	$0.37
Shares used in per share calculation:
Basic	136,689	136,167	134,327
Diluted	145,986	146,311	144,617

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$286,045	$473,244
Marketable securities	1,492,352	1,139,599
Accounts receivable, net	516,106	440,896
Inventory	150,563	149,708
Prepaid expenses and other assets	67,567	60,824
Total current assets	2,512,633	2,264,271
Property and equipment, net	133,268	111,367
Operating lease, right of use asset, net	21,647	21,379
Intangible assets, net	92,756	99,541
Goodwill	213,882	213,559
Other assets	184,138	169,291
Deferred tax assets, net	222,529	204,872
Total assets	$3,380,853	$3,084,280
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$106,154	$125,085
Accrued liabilities	396,688	295,939
Deferred revenues, current	99,819	90,747
Warranty obligations, current	34,513	35,556
Debt, current	92,115	90,892
Total current liabilities	729,289	638,219
Long-term liabilities:
Deferred revenues, noncurrent	322,487	281,613
Warranty obligations, noncurrent	111,521	95,890
Other liabilities	47,187	43,520
Debt, noncurrent	1,200,276	1,199,465
Total liabilities	2,410,760	2,258,707
Total stockholders’ equity	970,093	825,573
Total liabilities and stockholders’ equity	$3,380,853	$3,084,280

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Cash flows from operating activities:
Net income	$146,873	$153,753	$51,821
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,591	16,009	14,103
Amortization of marketable securities premiums, net of accretion of purchase (discounts)	(7,548)	(4,723)	1,455
Provision for doubtful accounts	180	67	147
Non-cash interest expense	2,034	2,077	1,979
Change in fair value of debt securities	(1,744)	(345)	1,116
Stock-based compensation	59,655	63,645	47,797
Deferred income taxes	(16,181)	(12,099)	3,165
Changes in operating assets and liabilities:
Accounts receivable	(79,529)	(88,876)	(24,224)
Inventory	(855)	(3,222)	(22,036)
Prepaid expenses and other assets	(21,457)	(47,597)	(3,042)
Accounts payable, accrued and other liabilities	82,540	91,128	(1,805)
Warranty obligations	14,588	25,566	9,906
Deferred revenues	51,085	58,331	22,061
Net cash provided by operating activities	246,232	253,714	102,443
Cash flows from investing activities:
Purchases of property and equipment	(22,476)	(16,429)	(12,375)
Purchases of marketable securities	(695,387)	(335,193)	—
Maturities and sale of marketable securities	354,333	282,973	76,735
Investments in private companies	—	(15,000)	—
Business acquisitions, net of cash acquired	—	(34,482)	(24,625)
Net cash provided by (used in) investing activities	(363,530)	(118,131)	39,735
Cash flows from financing activities:
Proceeds from exercise of equity awards and employee stock purchase plan	40	5,090	404
Payment of withholding taxes related to net share settlement of equity awards	(71,845)	(8,100)	(9,344)
Net cash used in financing activities	(71,805)	(3,010)	(8,940)
Effect of exchange rate changes on cash and cash equivalents	1,904	3,088	(704)
Net increase (decrease) in cash and cash equivalents	(187,199)	135,661	132,534
Cash and cash equivalents—Beginning of period	473,244	337,583	119,316
Cash and cash equivalents —End of period	$286,045	$473,244	$251,850

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Gross profit (GAAP)	$326,371	$310,701	$176,973
Stock-based compensation	3,669	4,271	2,507
Acquisition related amortization	1,897	2,135	1,299
Gross profit (Non-GAAP)	$331,937	$317,107	$180,779

Gross margin (GAAP)	45.0%	42.9%	40.1%
Stock-based compensation	0.5%	0.6%	0.6%
Acquisition related amortization	0.2%	0.3%	0.3%
Gross margin (Non-GAAP)	45.7%	43.8%	41.0%

Operating expenses (GAAP)	$158,708	$153,741	$115,149
Stock-based compensation (1)	(55,986)	(59,374)	(45,290)
Acquisition related expenses and amortization	(3,654)	(4,859)	(3,609)
Restructuring and asset impairment charges	(693)	(1,790)	—
Operating expenses (Non-GAAP)	$98,375	$87,718	$66,250

(1) Includes stock-based compensation as follows:
Research and development	$21,478	$21,687	$13,729
Sales and marketing	21,419	23,517	13,057
General and administrative	13,089	14,170	18,504
Total	$55,986	$59,374	$45,290

Income from operations (GAAP)	$167,663	$156,960	$61,824
Stock-based compensation	59,655	63,645	47,797
Acquisition related expenses and amortization	5,551	6,994	4,908
Restructuring and asset impairment charges	693	1,790	—
Income from operations (Non-GAAP)	$233,562	$229,389	$114,529

Net income (GAAP)	$146,873	$153,753	$51,821
Stock-based compensation	59,655	63,645	47,797
Acquisition related expenses and amortization	5,551	6,994	4,908
Restructuring and asset impairment charges	693	1,790	—
Non-cash interest expense	2,034	2,077	1,979
Non-GAAP income tax adjustment	(22,487)	(15,870)	3,165
Net income (Non-GAAP)	$192,319	$212,389	$109,670

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net income per share, basic (GAAP)	$1.07	$1.13	$0.39
Stock-based compensation	0.44	0.47	0.36
Acquisition related expenses and amortization	0.04	0.05	0.04
Restructuring and asset impairment charges	0.01	0.01	—
Non-cash interest expense	0.01	0.02	0.01
Non-GAAP income tax adjustment	(0.16)	(0.12)	0.02
Net income per share, basic (Non-GAAP)	$1.41	$1.56	$0.82

Shares used in basic per share calculation GAAP and Non-GAAP	136,689	136,167	134,327

Net income per share, diluted (GAAP)	$1.02	$1.06	$0.37
Stock-based compensation	0.43	0.46	0.34
Acquisition related expenses and amortization	0.04	0.05	0.04
Restructuring and asset impairment charges	0.01	0.02	—
Non-cash interest expense	0.02	0.02	0.02
Non-GAAP income tax adjustment	(0.15)	(0.10)	0.02
Net income per share, diluted (Non-GAAP) (2)	$1.37	$1.51	$0.79

Shares used in diluted per share calculation GAAP	145,986	146,311	144,617
Shares used in diluted per share calculation Non-GAAP (3)	140,658	140,983	139,289

Net cash provided by operating activities (GAAP)	$246,232	$253,714	$102,443
Purchases of property and equipment	(22,476)	(16,429)	(12,375)
Free cash flow (Non-GAAP)	$223,756	$237,285	$90,068

(2)    Calculation of non-GAAP diluted net income per share for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded convertible Notes due 2025, Notes due 2026 and Notes due 2028 totaling 5,328 thousand shares in each of the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, from non-GAAP weighted-average diluted shares as we entered into convertible note hedge transactions that reduce potential dilution to our common stock upon any conversion of the Notes due 2025, Notes due 2026 and Notes due 2028.